STANLEY FOOTWEAR CONSORTIUM SDN BHD (833591-T)
GF & 1st Floor, Sublot 37 Central World, Jalan Mebau, Pending Industrial Estate, 93450 Kuching, Sarawak, Malaysia.
Tel: 012-8894288 012-8875288 Fax 082-345288 Email: sfcfootwear@gmail.com

Mr. Ali Kasa
President,
Anvia Holdings Corporation,
Level 9, 127 Creek Street,
4000, Brisbane, QLD,
Australia,

May 22, 2017

RE: Appointment of Anvia Holdings Corporation as distributor of Stanley Footwear Consortium Sdn

Dear Mr. Kasa,

We are pleased to appoint Anvia Holdings Corporation as global online and offline distributor of our safety footwear range of product and tools. We shall provide digital and printed catalogues with technical specifications and certifications we comply with.

Given our long experience in the business and quality of our products and Anvia large network of tradesmen in Australia and globally this collaboration will be mutually beneficial.

Stanley Footwear Consortium Sdn Bhd shall pay 12.5% revenue share to Anvia Holdings for revenues it generates from its network of tradesmen. The payment is payable within 30 calendar days upon receiving the invoice. The invoices should be received monthly on or before 25th calendar day of each month.

This appointment has no time and territory restrictions except for the current trading accounts as provided to Anvia as no contact list information.

There shall be periodical review to this engagement to align our efforts and marketing strategies for mutual benefits.

Looking forward working with Anvia in offering safe footwear and tools to tradesmen around the world.

Best Regards,

Philip S.F.Chai,
Managing Director